Red Mountain Resources, Inc. 10-K
Exhibit 10.12

AMENDMENT AND WAIVER

BY AND AMONG

INDEPENDENT BANK,
as Lender

AND

RED MOUNTAIN RESOURCES, INC.

CROSS BORDER RESOURCES, INC.

BLACK ROCK CAPITAL, INC.

RMR OPERATING, LLC,

as Borrowers

Effective
MAY 2, 2013

AMENDMENT AND WAIVER

This AMENDMENT AND WAIVER (this “Agreement”) is made and entered into effective the 2nd day of May, 2013 (the “Effective Date”), by and among INDEPENDENT BANK, a Texas banking association, as lender under the Senior First Lien Secured Credit Agreement (the “Lender”), and RED MOUNTAIN RESOURCES, INC., a Florida corporation (“Red Mountain”), CROSS BORDER RESOURCES, INC., a Nevada corporation, BLACK ROCK CAPITAL, INC., an Arkansas corporation, and RMR OPERATING, LLC, a Texas limited liability company (collectively, the “Borrowers”).

W I T N E S S E T H:

WHEREAS, the Borrowers and the Lender are parties to that certain Senior First Lien Secured Credit Agreement, dated February 5, 2013, among the Borrowers and the Lender (the “Loan Agreement”); and

WHEREAS, the Borrowers have requested that the Lender waive any default or right to exercise any remedy as a result of the Borrowers having failed to be in compliance with the requirements of Sections 6.18, 6.19, 6.20 and 6.21 of the Loan Agreement, and the Lender has agreed to do so as provided in this Agreement; and

WHEREAS, the Borrowers have requested that the Lender amend the provisions of Sections 1.01, 5.20, 6.02(q), 6.18, 6.19, and 6.20 of the Loan Agreement, and the Lender has agreed to do so as provided in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1   Terms Defined Above.  As used in this Agreement, each of the terms “Agreement,” “Borrowers,” “Lender” and “Loan Agreement” shall have the meaning assigned to such term hereinabove.

1.2   Terms Defined in Agreement.  Each term defined in the Loan Agreement and used herein without definition shall have the meaning assigned to such term in the Loan Agreement, unless expressly provided to the contrary.

1.3   References.  References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary.  References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears.  Specific enumeration herein shall not exclude the general and, in such regard, the terms “includes” and “including” used herein shall mean “includes, without limitation,” or “including, without limitation,” as the case may be, where appropriate.  Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to.  References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form.  References in this Agreement to amendments and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  References in this Agreement to Persons include their respective successors and permitted assigns.

1.4   Articles and Sections.  This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.5   Number and Gender.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

ARTICLE II
WAIVER

2.1   Agreement.  The Lender waives any Default, Event of Default or right to exercise any remedy as a result of the failure by the Borrowers to be in compliance with the requirements of:

(a)	Section 6.18 of the Agreement with respect to the permitted ratio of consolidated current assets to consolidated current liabilities of Borrowers for the fiscal quarter ending February 28, 2013;
(b)	Section 6.19 of the Agreement with respect to the permitted ratio of Funded Debt of the Borrowers to consolidated EBITDAX of the Borrowers for the fiscal quarter ending February 28, 2013;
(c)	Section 6.20 of the Agreement with respect to the permitted ratio of EBITDAX of the Borrowers to Interest Expense of the Borrowers for the fiscal quarter ending February 28, 2013; and
(d)	Section 6.21 of the Agreement with respect to the aging of trade payables and other accounts payable of the Borrowers and their subsidiaries for the quarter ended February 28, 2013.

2.2   Limitation on Agreement.  Except for the waiver set forth above in this Article II, nothing contained herein shall otherwise be deemed a consent to any violation of, or a waiver of compliance with, any term, provision or condition set forth in any of the Loan Documents or a consent to or waiver of any other or future violations, breaches, Defaults or Events of Default

ARTICLE III
AMENDMENTS

3.1           Amendments.  The Lender and the Borrowers hereby agree to amend the following provisions of the Loan Agreement:

(a)	Section 1.01 of the Loan Agreement is amended by replacing the definition of “Interest Expense” with the following definition:

“‘Interest Expense’ means, for Borrowers and their consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses which are classified as interest in conformity with GAAP, incurred in connection with any Funded Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP, but specifically excluding any non-cash amounts charged to interest expense under GAAP.”

(b)	Section 5.20 of the Loan Agreement shall be amended and restated in its entirety as follows:

“Section 5.20 Subordination Agreements.  Borrowers shall, and shall cause each other Loan Party and any other Person designated by Lender to, execute a Subordination Agreement covering any Debt owed by such Borrower other than (i) Debt owing to Lender under the Loan Documents, (ii) the Swiss Debt and (iii) the Green Shoe / Little Bay Debt.”

(c)	Section 6.02(q) of the Loan Agreement shall be amended and restated in its entirety as follows:

“(q)	[RESERVED].”

(d)	Section 6.18 of the Loan Agreement is amended by substituting “May 31, 2013” for “February 28, 2013.”

(e)
Section 6.19 of the Loan Agreement is amended by (i) substituting “May 31, 2013” for “February 28, 2013”, (ii) substituting “March 1, 2013” for “November 30, 2012” and (iii) substituting “February 28, 2014” for “November 30, 2014.”

(f)
Section 6.20 of the Loan Agreement is amended by (i) substituting “May 31, 2013” for “February 28, 2013”, (ii) substituting “March 1, 2013” for “November 30, 2012” and (iii) substituting “February 28, 2014” for “November 14, 2014.”

ARTICLE IV
RATIFICATION AND ACKNOWLEDGMENT

Each of the Borrowers and the Lenders does hereby adopt, ratify and confirm the Agreement, as modified hereby, and acknowledges and agrees that the Agreement and each of the other Loan Documents to which it is a party is and remains in full force and effect.

ARTICLE V
MISCELLANEOUS

5.1   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Agreement.

5.2   Rights of Third Parties.  Except as provided in Section 4.1, all provisions herein are imposed solely and exclusively for the benefit of the parties hereto.

5.3   Counterparts.  This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument and shall be enforceable upon the execution of one or more counterparts hereof by each of the parties hereto.  In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each necessary party hereto and shall constitute one instrument.

5.4   Integration.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject hereof.  All prior understandings, statements and agreements, whether written or oral, relating to the subject hereof are superseded by this Agreement.

5.5   Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

5.6   Governing Law.  This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of such laws relating to conflict of laws.

5.7   Fee.  Borrowers agree to pay Lender a fee of $8,000.00 upon execution of this Agreement by Lender.

(Signatures appear on following pages)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers effective as of the Effective Date.

LENDER: INDEPENDENT BANK, a Texas banking corporation By: /s/ John Davis John Davis Executive Vice President

BORROWER: RED MOUNTAIN RESOURCES, INC., a Florida corporation By: /s/ Alan W. Barksdale Alan W. Barksdale President & Chief Executive Officer
CROSS BORDER RESOURCES, INC., a Nevada corporation By: /s/ Kenneth Lamb Kenneth Lamb Chief Accounting Officer
BLACK ROCK CAPITAL, INC., an Arkansas corporation By: /s/ Alan W. Barksdale Alan W. Barksdale President

RMR OPERATING, LLC, a Texas limited liability company By: /s/ Alan W. Barksdale Alan W. Barksdale President